Exhibit 99.1

Contact:	Scott Meyerhoff Private Business, Inc. 678-728-4464

PBIZ ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

NASHVILLE, Tennessee (December 13, 2005) -- Private Business, Inc. (NASDAQ:PBIZ), (“PBiz”) today announced that it has made the following changes to the composition of its board of directors:  Lynn Boggs, the current Chief Executive Officer of PBiz, has been appointed to the PBiz board of directors, and Glenn Sturm and Henry Baroco have resigned from the PBiz board of directors.  Because Mr. Sturm served on the Board’s three-person Audit Committee, PBiz notified The Nasdaq Stock Market, Inc. (“Nasdaq”) that it is currently not in compliance with the audit committee requirements set forth in Nasdaq Marketplace Rule 4350 for continued listing and indicated that it would rely upon the cure period in Nasdaq Marketplace Rule 4350(d)(4)(b) to fill the vacancy by the earlier of its next annual meeting of shareholders or December 12, 2006.  In response, Nasdaq provided PBiz with an automatic notification, dated December 13, 2005, confirming the foregoing.

Lynn Boggs, the Chief Executive Officer of PBiz stated, “Rather than rush to file the vacant board seat immediately, we intend to conduct a careful search for a qualified candidate to fill this vacancy. Hopefully, we will accomplish this task in a short amount of time.”

About PBiz

          Private Business, Inc. (PBiz) is a leading supplier of financial technology to community financial institutions and middle-market businesses.  The Company is headquartered in Brentwood, Tennessee, and its common stock trades on The Nasdaq Stock Market under the symbol PBIZ.

          Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements.  These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the company’s ability to find a replacement director, replace its senior credit facility, to achieve its growth plans and to identify or complete acquisitions.  These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the Securities and Exchange Commission.  The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance.  The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Additional information on this Company can be found on the World Wide Web
http://www.pbizinc.com

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